Exhibit 99.1

National Energy Services Reunited Corp. Reports Third Quarter 2026 Financial Results and Declares Cash Dividend of $0.10 Per Share

●	Revenue for the quarter ended September 30, 2026, is $504.7 million, reflecting an increase of 70.9% year-over-year
●	Net income for the quarter ended September 30, 2026, is $34.3 million, improving 93.5% year-over-year
●	Diluted Earnings per Share (EPS) for the quarter ended September 30, 2026 is $0.33, representing an increase of 83.3% year-over-year
●	Adjusted EBITDA (a non-GAAP measure)** for the quarter ended September 30, 2026, is $95.9 million, improving 49.9% year-over-year
●	Declares quarterly cash dividend of $0.10 per share payable on December 10, 2026

HOUSTON, November 9, 2026 – National Energy Services Reunited Corp. (“NESR” or the “Company”), a leading integrated energy services provider in the Middle East and North Africa, today announced its financial results as of and for the three-month and nine-month periods ended September 30, 2026. The Company delivered the following results for the periods presented:

	Three Months Ended			Variance
(in thousands except per share amounts and percentages)	September 30, 2026	June 30, 2026	September 30, 2025	Sequential	Year- over- year

Revenue	$504,725	$520,752	$295,315	(3.1)%	70.9%
Net income	34,328	44,017	17,737	(22.0)%	93.5%
Adjusted net income (non-GAAP)**	39,641	45,469	15,434	(12.8)%	156.8%
Adjusted EBITDA (non-GAAP)**	95,880	106,184	63,957	(9.7)%	49.9%
Diluted EPS	0.33	0.43	0.18	(22.6)%	83.3%
Adjusted Diluted EPS (non-GAAP)**	0.38	0.44	0.16	(12.9)%	137.5%

**The Company presents its financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”). However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1, 2, 3, and 4 below for reconciliations of GAAP to non-GAAP financial measures. The Consolidated Balance Sheets, Consolidated Statements of Operations, and Consolidated Statements of Cash Flows are derived from the consolidated financial statements presented in our Quarterly Report on Form 10-Q as of and for the three-month and nine-month periods ended September 30, 2026.

Stefan Angeli, Chief Financial Officer, commented, “NESR delivered another strong quarter of financial performance, reflecting the continued momentum of our business despite an increasingly challenging operating environment. Third quarter revenue grew year-over-year to $504.7 million, while Adjusted EBITDA increased 50% to $95.9 million and net income nearly doubled to $34.3 million. While sequential performance moderated from the record levels achieved in the second quarter, we remain encouraged by the underlying fundamentals of our business and the continued expansion of our operations across the region.

During the first nine months of 2026, we generated over $200 million of operating cash flow, invested more than $150 million in capital expenditures to support our growing contract portfolio, and reduced net debt by approximately $25 million. As separately disclosed last week, we are also pleased to have entered into a comprehensive refinancing arrangement with a consortium of leading regional and international financial institutions, representing another important milestone in strengthening NESR’s financial foundation. The new facilities refinance our existing secured credit facilities, establish a multi-year maturity profile, and provide a combination of term financing, revolving credit and working capital facilities to support our expanding operations. Importantly, the refinancing reflects the continued confidence of our banking partners in NESR’s financial performance and long-term growth prospects, while providing greater financial flexibility and liquidity to pursue strategic opportunities across our markets.

Finally, we are pleased to announce the declaration of a $0.10 per share cash dividend, reflecting our confidence in NESR’s financial strength, continued cash flow generation, and commitment to delivering value to our shareholders.”

Sherif Foda, Chairman and Chief Executive Officer, commented, “Resilience has been the defining theme of this quarter. I would like to recognize and congratulate our customers and the countries in which we operate for the exceptional resilience, reliability and flexibility they have demonstrated amid the ongoing regional conflict. Throughout these challenging circumstances, NESR maintained a 100% operational presence across all our operating units, standing firmly alongside our customers and the communities we serve. Our field teams demonstrated extraordinary dedication and commitment, delivering revenue growth of more than 70% year-over-year while maintaining an unwavering focus on operational excellence, service quality and meeting our customer commitments.

I am also particularly proud to have celebrated with our valued customers in Riyadh the recent announcement of our agreement to deliver the region’s first direct lithium extraction project. This landmark achievement represents a major milestone in our strategy to expand NESR Environmental & Decarbonization Applications (NEDA) and is the culmination of years of collaboration, piloting and technology development alongside our customers. More importantly, it underscores the enormous potential to unlock new growth opportunities while advancing our shared ambition to decarbonize the energy industry.”

Net Income and Adjusted Net Income Results

Net income for the quarter ended September 30, 2026, is $34.3 million, an increase of $16.6 million year-over-year and a decrease of $9.7 million sequentially. The changes between periods were primarily attributable to fluctuations in revenue generated by activity levels in the Company’s hydraulic fracturing, well testing, and wireline logging service lines.

Adjusted Net Income (as defined below) for the quarter is $39.6 million and excludes $5.3 million of “Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS,” primarily attributable to a $2.9 million impairment recognized during the third quarter of 2026 related to an investment accounted for under the measurement alternative prescribed by Accounting Standards Codification 321, Investments—Equity Securities, and $1.1 million of current expected credit loss provisions. A detailed reconciliation of net income and diluted EPS to Adjusted Net Income and Adjusted Diluted EPS, including a complete list of adjusting items, is presented in Table 1 below under “Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS (as defined below).”

The Company reported $0.33 of diluted EPS for the quarter ended September 30, 2026, improving $0.15 year-over-year and declining $0.10 sequentially. Adjusted diluted EPS, a non-GAAP measure, is $0.38 for the quarter, compared with $0.44 sequentially and $0.16 in the prior-year quarter.

Adjusted EBITDA Results

The Company produced Adjusted EBITDA of $95.9 million during the quarter ended September 30, 2026, up 49.9% year-over-year and down 9.7% sequentially. Adjusted EBITDA includes adjustments for certain Total Charges and Credits impacting Adjusted EBITDA (those not related to interest, taxes, and/or depreciation and amortization). The Company posted the following results for the periods presented:

(in thousands)	Quarter ended September 30, 2026	Quarter ended June 30, 2026	Quarter ended September 30, 2025
Revenue	$504,725	$520,752	$295,315
Adjusted EBITDA	$95,880	$106,184	$63,957

A detailed reconciliation of net income to Adjusted EBITDA, including a complete list of adjusting items, is presented in Table 2 below under “Reconciliation of Net Income to Adjusted EBITDA.”

Balance Sheet

Cash and cash equivalents were $106.8 million as of September 30, 2026, compared to $124.8 million as of December 31, 2025, and $69.7 million as of September 30, 2025.

Free cash flow, a non-GAAP measure, for the quarter ended September 30, 2026, is negative $45.9 million, compared to negative $34.1 million for the same period in 2025. Quarterly Free Cash Flow declined year-over-year, primarily due to increased working capital requirements and modestly higher capital expenditures, partially offset by higher net income and noncash adjustments in the reconciliation of net income to net cash provided by operating activities. A reconciliation of the applicable GAAP measures to Free Cash Flow is presented in Table 3, titled “Reconciliation of Net cash provided by operating activities to Free Cash Flow.”

Total debt as of September 30, 2026, is $267.3 million, of which $123.4 million is classified as short-term, compared to total debt of $310.1 million, including $118.8 million classified as short-term, as of December 31, 2025. Net Debt, a non-GAAP measure defined as current installments of long-term debt, short-term borrowings, and long-term debt, less cash and cash equivalents, is $160.5 million as of September 30, 2026, compared to $185.3 million as of December 31, 2025. The decrease in Net Debt is primarily attributable to debt repayments during 2026 partially offset by a decrease in cash and cash equivalents over the same period. A reconciliation of the applicable GAAP measures to Net Debt is presented in Table 4, “Reconciliation to Net Debt.”

Declaration of Cash Dividend of $0.10 Per Share

On November 6, 2026, the Company’s Board of Directors declared a cash dividend of $0.10 per ordinary share, payable on December 10, 2026, to shareholders of record as of December 3, 2026.

About National Energy Services Reunited Corp.

Founded in 2017, NESR is one of the largest national oilfield services providers in the Middle East and North Africa. With over 7,000 employees, representing more than 60 nationalities in 16 countries, the Company helps its customers unlock the full potential of their reservoirs by providing Production Services such as Hydraulic Fracturing, Cementing, Coiled Tubing, Filtration, Completions, Stimulation, Pumping and Nitrogen Services. The Company also helps its customers to access their reservoirs in a smarter and faster manner by providing Drilling and Evaluation Services such as Drilling Downhole Tools, Directional Drilling, Fishing Tools, Testing Services, Wireline, Slickline, Drilling Fluids and Rig Services.

Conference Call

A conference call is scheduled for 8:00 AM ET on November 9, 2026, to discuss the financial results. Investors, analysts and members of the media are invited to participate by dialing in to the U.S. toll-free line at 1-877-407-0890 or the international line at 1-201-389-0918, approximately 10 minutes prior to the start of the call.

A live, listen-only earnings webcast will also be broadcast simultaneously under the “Investors” section of the Company’s website at www.nesr.com. Following the end of the conference call, a replay will be available after the event under the “Investors” section of the Company’s website.

Forward-Looking Statements

This communication contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Any and all statements contained in this communication that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of these terms) may identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this communication may include, without limitation, expectations regarding NEDA’s growth opportunities and potential, the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, the Company’s future financial performance, expansion plans and opportunities, completion and integration of acquisitions, and the assumptions underlying or relating to any such statement.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the accuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation: changing commodity prices, market volatility and other market trends affecting customer demand for our services, public health crises and other catastrophic events, the level of capital spending by our customers, political, market, financial and regulatory risks, including those related to the geographic concentration of our operations and customers, our operations, including maintenance, upgrades and refurbishment of our assets, which may require significant capital expenditures that may or may not be available to us, operating hazards inherent in our industry and the ability to secure sufficient indemnities and insurance, our ability to successfully integrate acquisitions, conditions in the Middle East, including uncertainty and instability resulting from the conflict between the United States, Israel and Iran and other regional hostilities, and other risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).

You are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. The Company disclaims any obligation to update the forward-looking statements contained in this communication to reflect any new information or future events or circumstances or otherwise, except as required by law. You should read this communication in conjunction with other documents which the Company may file or furnish from time to time with the SEC.

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In US$ thousands, except share data)

	September 30, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$106,843	$124,797
Accounts receivable, net	262,659	178,020
Unbilled revenue	221,279	121,186
Service inventories	148,228	94,834
Prepaid assets	26,177	13,237
Retention withholdings	41,658	33,125
Other receivables	53,572	54,511
Other current assets	13,105	10,664
Total current assets	873,521	630,374
Non-current assets
Property, plant and equipment, net	561,630	465,454
Intangible assets, net	34,178	47,086
Goodwill	645,095	645,095
Operating lease right-of-use assets	24,993	20,300
Other assets	44,201	43,210
Total assets	$2,183,618	$1,851,519

Liabilities and equity
Liabilities
Accounts payable and accrued expenses	666,612	421,064
Current installments of long-term debt	64,500	64,500
Short-term borrowings	58,922	54,250
Income taxes payable	36,047	25,092
Other taxes payable	6,810	12,351
Operating lease liabilities	2,074	2,948
Other current liabilities	27,294	24,715
Total current liabilities	862,259	604,920

Long-term debt	143,871	191,378
Deferred tax liabilities	660	1,691
Employee benefit liabilities	39,771	36,321
Non-current operating lease liabilities	22,670	18,447
Other liabilities	34,272	30,846
Total liabilities	1,103,503	883,603

Commitments and contingencies

Equity
Preferred shares, no par value; unlimited shares authorized; none issued and outstanding at September 30, 2026, and December 31, 2025, respectively	-	-
Ordinary shares and additional paid-in capital, no par value; unlimited shares authorized; 102,123,175, and 100,787,173 shares issued and outstanding at September 30, 2026, and December 31, 2025, respectively	912,872	902,845
Retained income	167,174	65,002
Accumulated other comprehensive income	69	69
Total equity	1,080,115	967,916
Total liabilities and equity	$2,183,618	$1,851,519

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In US$ thousands, except share data and per share amounts)

	For the three-month period ended		For the nine-month period ended
Description	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

Revenues	$504,725	$295,315	$1,430,063	$925,785
Cost of services	(435,771)	(259,955)	(1,227,986)	(809,086)
Gross profit	68,954	35,360	202,077	116,699
Selling, general and administrative expenses (excluding Amortization)	(12,573)	(11,061)	(35,694)	(34,981)
Amortization	(3,872)	(4,693)	(12,998)	(14,080)
Operating income	52,509	19,606	153,385	67,638
Interest expense, net	(6,706)	(8,128)	(20,287)	(24,974)
Other (expense) / income, net	(2,761)	759	(197)	2,758
Income before income tax	43,042	12,237	132,901	45,422
Income tax (expense) / benefit	(8,714)	5,500	(30,729)	(2,093)
Net income	$34,328	$17,737	$102,172	$43,329

Weighted average shares outstanding:
Basic	101,490,792	100,356,020	101,050,794	97,656,777
Diluted	103,385,626	100,724,290	103,193,761	97,951,178

Earnings per share:
Basic	$0.34	$0.18	$1.01	$0.44
Diluted	$0.33	$0.18	$0.99	$0.44

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In US$ thousands)

	For the nine-month period ended
Description	September 30, 2026	September 30, 2025
Cash flows from operating activities:
Net income	$102,172	$43,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,966	106,480
Share-based compensation expense	8,910	5,747
(Gain) on disposal of assets	(2,506)	(4,271)
Non-cash interest expense	597	983
Deferred tax expense (benefit)	2,928	(1,497)
Allowance for doubtful receivables and unbilled revenue	2,945	694
Charges on obsolete service inventories	3,141	1,161
Impairments and other charges	2,850	1,492
Other operating activities, net	104	399
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(87,207)	(56,198)
(Increase) decrease in unbilled revenue	(100,093)	(14,600)
(Increase) decrease in retention withholdings	(8,533)	12,491
(Increase) decrease in inventories	(56,536)	(2,161)
(Increase) decrease in prepaid assets	(12,940)	(6,532)
(Increase) decrease in other current assets	5,077	(17,771)
(Increase) decrease in other long-term assets and liabilities	5,045	(1,105)
Increase (decrease) in accounts payable and accrued expenses	224,882	63,923
Increase (decrease) in other current liabilities	3,735	(6,912)
Net cash provided by operating activities	201,537	125,652

Cash flows from investing activities:
Capital expenditures	(152,819)	(100,620)
IPM investments	-	-
Proceeds from disposal of assets	2,229	2,086
Other investing activities	(4,333)	(8,250)
Net cash used in investing activities	(154,923)	(106,784)

Cash flows from financing activities:
Proceeds from long-term debt	-	-
Repayments of long-term debt	(48,375)	(52,610)
Proceeds from short-term borrowings	73,349	75,711
Repayments of short-term borrowings	(68,626)	(74,217)
Payments on capital leases	(4,026)	(2,778)
Payments on seller-provided financing for capital expenditures	(5,228)	(1,650)
Other financing activities, net	-	(1,597)
Net cash used in financing activities	(52,906)	(57,141)

Effect of exchange rate changes on cash	-	-
Net increase (decrease) in cash, cash equivalents, and restricted cash	(6,292)	(38,273)
Cash, cash equivalents, and restricted cash, beginning of period (1)	132,696	107,956
Cash, cash equivalents, and restricted cash, end of period(1)	$126,404	$69,683

(1)	Totals differ from Cash and cash equivalents on Condensed Consolidated Balance Sheets due to inclusion of restricted cash in Condensed Consolidated Statements of Cash Flows.

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In US$ thousands except per share amounts)

The Company uses and presents certain key non-GAAP financial measures to evaluate its business and trends, measure performance, prepare financial projections and make strategic decisions. Included in this release are discussions of earnings before interest, income tax and depreciation and amortization adjusted for certain non-recurring and/or non-core expenses (“Adjusted EBITDA”), net income and diluted earnings per share (“EPS”) adjusted for certain non-recurring and/or non-core expenses (“Adjusted Net Income” and “Adjusted Diluted EPS,” respectively), as well as a reconciliation of these non-GAAP measures to net income and diluted EPS, respectively, in accordance with GAAP. The Company also discusses the non-GAAP balance sheet measure of the sum of our recorded current installments of long-term debt, short-term borrowings, and long-term debt less cash and cash equivalents (“Net Debt”) in this release and provides a reconciliation to the GAAP measures of cash and cash equivalents, current installments of long-term debt, short-term borrowings, and long-term debt to Net Debt. The Company also discusses free cash flow reconciled to operating cash flow.

The Company believes that the presentation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS provides useful information to investors in assessing its financial performance and results of operations as the Company’s board of directors, management and investors use Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS to compare the Company’s operating performance on a consistent basis across periods by removing the effects of changes in capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), items that do not impact the ongoing operations (transaction, integration, and startup costs) and items outside the control of its management team. Similarly, Net Debt reflects total borrowings less cash and cash equivalents and is used by management to assess financial leverage. Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered as an alternative to operating income, net income, or diluted EPS, respectively, the most directly comparable GAAP financial measures. Net Debt also should not be considered as an alternative to GAAP measures of cash and cash equivalents, current installments of long-term debt, short-term borrowings, and long-term debt. Finally, free cash flow is used by management as a liquidity measure to assess the Company’s ability to generate cash from operating activities after capital expenditures, which may be available to service debt and fund other discretionary uses. Free cash flow should not be considered as an alternative to Net cash provided by (used in) operations or Net cash provided by (used in) investing activities, respectively, the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. You should not consider non-GAAP measures in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.

Table 1 - Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

	Quarter ended		Quarter ended		Quarter ended
	September 30, 2026		June 30, 2026		September 30, 2025
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS

Net Income	$34,328	$0.33	$44,017	$0.43	$17,737	$0.18
Add/(Subtract): Charges and Credits impacting Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS:
Costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation	22	-	123	-	787	0.01
Impairments	2,850	0.03	-	-	-	-
Current expected credit loss (releases) provisions	1,123	0.01	965	0.01	1,474	0.01
Litigation (releases) provisions	333	-	92	-	235	-
Restructuring projects	85	-	163	-	720	0.01
Loss of inventory in fire	-	-	-	-	1,980	0.02
Other write-offs (recoveries) and provisions (release of provisions)	900	0.01	109	-	1,659	0.02
Total Charges and Credits impacting Adjusted EBITDA (1)	5,313	0.05	1,452	0.01	6,855	0.07
Add/(Subtract): Charges and Credits impacting only Adjusted Net Income and Adjusted Diluted EPS:
Adjustments to uncertain tax positions and unrecognized tax benefits	-	-	-	-	(9,158)	(0.09)
Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS (2)	5,313	0.05	1,452	0.01	(2,303)	(0.02)
Total Adjusted Net Income and Adjusted Diluted EPS	$39,641	$0.38	$45,469	$0.44	$15,434	$0.16

(1)	In the quarter ended September 30, 2026, Total Charges and Credits impacting Adjusted EBITDA included $0.02 million (as rounded) of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $2.9 million of impairment charges, $1.1 million of current expected credit loss (releases) provisions, $0.3 million of litigation (releases) provisions, $0.1 million of restructuring projects, and $0.9 million of other write-offs (recoveries) and provisions (release of provisions). In the quarter ended June 30, 2026, Total Charges and Credits impacting Adjusted EBITDA included $0.1 million (as rounded) of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $1.0 million of current expected credit loss (releases) provisions, $0.1 million of litigation (releases) provisions, $0.2 million of restructuring projects, and $0.1 million of other write-offs (recoveries) and provisions (release of provisions). In the quarter ended September 30, 2025, Total Charges and Credits impacting Adjusted EBITDA included $0.8 million of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $1.5 million of current expected credit loss (releases) provisions, $0.2 million of litigation (releases) provisions, $0.7 million of restructuring projects, $2.0 million due to loss of inventory in fire, and $1.7 million of other write-offs (recoveries) and provisions (release of provisions).
(2)	Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended September 30, 2026, is $5.3 million inclusive of Total Charges and Credits impacting Adjusted EBITDA of $5.3 million. Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended June 30, 2026, is $1.5 million inclusive of Total Charges and Credits impacting Adjusted EBITDA of $1.5 million. Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended September 30, 2025, is $(2.3) million inclusive of Total Charges and Credits impacting Adjusted EBITDA of $6.9 million, less $9.2 million related to a net release of uncertain tax positions and unrecognized tax benefits.

Table 2 - Reconciliation of Net Income to Adjusted EBITDA

	Quarter ended September 30, 2026	Quarter ended June 30, 2026	Quarter ended September 30, 2025

Net Income	$34,328	$44,017	$17,737
Add:
Income Taxes	8,714	14,901	(5,500
Interest Expense, net	6,706	7,038	8,128
Depreciation and Amortization	40,819	38,776	36,737
Total Charges and Credits impacting Adjusted EBITDA (3)	5,313	1,452	6,855
Total Adjusted EBITDA	$95,880	$106,184	$63,957

(3)	Total Charges and Credits impacting Adjusted EBITDA are described in Table 1 above. Total Charges and Credits impacting Adjusted EBITDA exclude items related to interest, income tax and depreciation and amortization.

Table 3 - Reconciliation of Net cash provided by operating activities to Free cash flow

	9 months ended	3 months ended	3 months ended	3 months ended
	September 30, 2026	September 30, 2026	June 30, 2026	March 31, 2026

Net cash provided by operating activities	201,537	$(3,221)	$174,013	30,745
Less:
Capital expenditures	(152,819)	(42,711)	(74,104)	(36,004)
Free Cash Flow	48,718	$(45,932)	$99,909	(5,259)

	12 months ended	3 months ended	3 months ended	3 months ended	3 months ended
	December 31, 2025	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net cash provided by operating activities	$264,242	$138,590	6,681	98,486	20,485
Less:
Capital expenditures	(143,454)	(42,834)	(40,753)	(29,743)	(30,124)
Free Cash Flow	$120,788	$95,756	$(34,072)	$68,743	$(9,639)

Table 4 - Reconciliation to Net Debt

	As of September 30, 2026	As of December 31, 2025	As of September 30, 2025

Current installments of long-term debt	$64,500	$64,500	$64,500
Short-term borrowings	58,922	54,250	61,269
Long-term debt	143,871	191,378	207,180
Less:
Cash and cash equivalents	(106,843)	(124,797)	(69,683)
Net Debt	$160,450	$185,331	$263,266

For inquiries regarding NESR, please contact:

Blake Gendron or Stefan Angeli

National Energy Services Reunited Corp.

832-925-3777

investors@nesr.com